U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 12b-25

Commission File No. 33-45291                           CUSIP No.  None

NOTIFICATION OF LATE FILING

               [ x ] Form 10-K and 10 KSB   [  ] Form 11-K
          [  ] Form 10-Q and Form 10-QSB   [   ] Form N-SAR

For the Period Ended December 31, 1996

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

________________________________________________________________________
PART I.  Registration Information

Winthrop Miami Associates Limited Partnership
				  (Full Name of Registrant)

One International Place, Boston, Massachusetts               02110
   (Address of Principal Executive Office)                 (Zip Code)

________________________________________________________________________
PART II. Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

[ ]	(a)	The reasons described in reasonable detail in Part III of
this Form could not be eliminated without reasonable effort or expense;

[X]	(b)	The subject annual report will be filed on or before the
fifth calendar day following the prescribed due date; and

[ ]	(c)	The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.
________________________________________________________________________
PART III. Narrative

	The registrant was unable to obtain all necessary information to prepare the annual report prior to its due date. The registrant will file its Form 10-KSB report prior to the expiration of the 15-day extension period


________________________________________________________________________
PART IV.  Other Information

(1)	Name and telephone number of person in contact in regard to this notification:

	David J. Heymann			516			681-3636
       (Name)                   (Area Code)         (Telephone Number)

(2)	Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

	YES  [ X ]	NO [ ]

(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

	YES [ ] 	NO [ X ]

	WINTHROP MIAMI ASSOCIATES LIMITED PARTNERSHIP
	(Name of registrant as specified in charter)

	has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 29, 1997		By:  One International Associates, L.P.,
                              its sole General Partner

                              By:  One International, Inc.
                                   its sole General Partner

                                   By: /s/ Michael L. Ashner
                                      Michael L. Ashner
                                      Chief Executive Officer